EX-99.B-77G

SUB-ITEM 77G: Defaults on senior securities

1.	Inn of the Mountain Gods

Ivy VIP High Income
$1,750,000 12.000% Inn of the Mountain Gods bonds due 11/15/10
CUSIP 45771VAB9
This is a monetary default, with a default date of May 15, 2009
Amount of default per $1,000 face amount is $135
Total amount of default is $236,250

2.	Simmons Bedding Co

Ivy VIP High Income
$1,225,000 7.875% Simmons Bedding Co. bonds due 01/15/14
CUSIP 828709AF2
This is a monetary default, with a default date of January 15, 2009
Amount of default per $1,000 face amount is $115
Total amount of default is $140,684